Exhibit 99.1

For immediate release

Net Serviços de Comunicação S.A. to file Form 15F to deregister in the United States under the Securities Exchange Act of 1934

(São Paulo, SP, Brazil, April 23, 2014) — Net Serviços de Comunicação S.A. (“NET” or the “Company”) (BOVESPA: NETC3 and NETC4; BMAD: XNET) today announced that it intends to file a Form 15F with the United States Securities and Exchange Commission (the “SEC”) in order to terminate the registration of all classes of its registered securities under section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). NET expects that this termination of registration will become effective 90 days after its filing with the SEC. As a result of this filing, NET’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will be suspended immediately.

NET is current with its reporting requirements under the Exchange Act.

The main purpose of terminating registration is to reduce complexity in financial reporting and administrative costs following the completion of the recent tender offer for NET shares by Embratel Participações S.A. and Empresa Brasileira de Telecomunicações S.A. – Embratel.

NET reserves the right, for any reason, to delay this filing or to withdraw it prior to its effectiveness, and to otherwise change its plans in this regard.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.